Exhibit 10.6

November 4th, 2019

Mr. Douglas Richcreek

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Dear Doug:

It is my pleasure to extend the following offer of employment to you on behalf of Weiman Products. The offer is pending a completed application and background check.

Title: Senior Vice President & Chief Financial Officer reporting to Chris Bauder, Chief Executive Officer.

Base Salary: This position will pay an annual salary of $300,000 which will be paid in biweekly installments. Eligibility for a merit increase is January 2021.

Bonus: 50% of annual salary based on EBITDA (70%) target and a set of goals (30%) set by you and your Manager.

Stock Options: Determined mutually by CEO and Carlyle/TA & Associates.

Benefits: The current, standard company health, life, disability, dental insurances are provided per company policy. Eligibility for other benefits including 401(k) and Profit Sharing (on average 3-4% each year) will take place per company policy. Current information regarding these benefits will be reviewed with Human Resources.

Paid Time Off (PTO): This position initially offers 17 days (pro-rated) per year.

Phone/Travel Allowance: A company laptop and phone reimbursement will be provided. Normal and reasonable expenses will be reimbursed per company policy.

Non-Compete Agreement: Our standard non-compete agreement will need to be signed prior to start.

If this offer is acceptable to you please sign the enclosed copy of this letter and return it to me by Wednesday, November 6th, 2019 to indicate your acceptance.

We are confident you will be able to make a significant contribution to the success of Weiman Products and look forward to working with you to expand upon the success of the Weiman Family of brands.

Additional information regarding company policies will be provided to you by our Human Resources team, during your new hire orientation.

Sincerely,

Weiman Products, LLC

/s/ Chris Bauder
Chris Bauder
Chief Executive Officer

I accept the offer as outlined above.

/s/ Doug Richcreek
Doug Richcreek